Exhibit 99.1

Company Contacts: Henry Pang Yew Bio-Pharm Group, Inc. Tel: (702) 487-4683 hpang@yewbiopharm.com	Investor Relations Contacts: Judy Lin Sfetcu PondelWilkinson Inc. Tel: (310) 279-5980 investor@pondel.com

For Immediate Release:

YEW BIO-PHARM GROUP REPORTS 2014 SECOND QUARTER FINANCIAL RESULTS

Announces Price Increase for TCM Raw Materials to Support Profitably Objectives

Adds Two New TCM Raw Material Customers

HARBIN, CHINA, August 14, 2014 -- Yew Bio-Pharm Group, Inc. (“Yew Bio” or the “Company”) (OTCBB: YEWB), a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine and products made from yew timber in China, today reported financial results for the three- and six-months ended June 30, 2014.

2014 Second Quarter Results

	Three Months Ended June 30,		Percentage
	2014	2013	Change
Revenues:
TCM Raw Materials	$1,150,805	$1,270,330	(9.4)%
Yew Trees	872,437	796,653	9.5%
Handicrafts	40,325	39,383	2.4%
Total Revenues	$2,063,567	$2,106,366	(2.0)%

Total revenues for the second quarter of 2014 were $2.06 million, compared with $2.11 million a year ago.

Sales of TCM raw materials amounted to 55.8% of total revenues; sales of yew trees amounted to 42.3% of total revenues; and sales of handicrafts made up the remaining 1.9%.

For the 2014 second quarter, gross profit was $1.64 million, or 79.4% of total revenues, compared with $1.60 million, or 76.0% of total revenues for the comparable 2013 quarter. The increase in the gross profit margin was primarily attributable to higher gross profit margin in the TCM raw materials segment.

Operating expenses decreased 20.5% to $221,000 for the quarter ended June 30, 2014, from $278,000 in the year-ago quarter. The decrease was primarily related to overall cost reduction and operational efficiency.

Net income for the three-months ended June 30, 2014 increased 7.2% to $1.4 million from $1.3 million in the same quarter last year. Earnings per diluted share were $0.03, in line with the same period last year.

Subsequent to the quarter, the company signed and closed two new TCM raw material contracts with Shenzhen HongYangSiHai Trading Company and Harbin QiHuiCheng Trading Company for a combined value of more than $350,000.

“Revenue for the quarter was in line with last year with growth in the yew trees segment offset the seasonal slowdown of TCM raw materials,” said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group. “We are pleased with the performance from our yew tree regional sales agent, Shenzhen DongFangShangCheng Trading Company whom we signed a one year contract, which contributed to our improvement in this segment.

“To accelerate our growth we are working to expand and diversify our customer base, and the two new TCM raw materials contracts are indicative of such progress. In addition, to improve profitability we implemented a price increase for our TCM raw materials effective August, which is expected to have a positive impact on both revenues and gross profit through the remainder of 2014 and beyond,” Wang added.

Six Month 2014 Financial Results

	Six Months Ended June 30,		Percentage
	2014	2013	Change
Revenues:
TCM Raw Materials	$2,194,785	$2,166,491	1.3%
Yew Trees	1,836,743	1,653,607	11.1%
Handicrafts	100,016	85,208	17.4%
Total Revenues	$4,131,544	$3,905,306	5.8%

Total revenues for the first six months of 2014 increased to $4.1 million from $3.9 million a year ago. Sales of TCM raw materials amounted to 53.1% of total revenues; sales of yew trees amounted to 44.5% of total revenues; and sales of handicrafts made up the remaining 2.4%.

Gross profit was $3.2 million, or 76.9% of total revenues, compared with $2.8 million, or 72.2% of total revenues for the comparable 2013 quarter. The increase in the gross profit margin was primarily attributable to an increase in profit margin for TCM raw materials, offset by a decrease in profit margin in handicrafts.

Operating expenses decreased 30.1% to $388,000 from $556,000 for the same period last year.

Net income for the first six months of 2014 increased 23.2% to $2.8 million from $2.3 million for the same period last year. Earnings per diluted share were $0.06, compared to $0.05 for the same period last year.

At June 30, 2014 the company had approximately $230,000 in cash and $1.5 million in accounts receivables.

ABOUT YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers. The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. To learn more, please visit http://www.yewbiopharm.com/.

SAFE HARBOR

This press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements involve a number of risks and uncertainties that could cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: our ability to collect from our largest customers; our dependence on a small number of customers for raw materials, including a related party; our ability to continue to purchase raw materials at relatively stable prices; our dependence on a small number of customers for our yew trees for reforestation; our ability to market successfully raw materials used in the manufacture of traditional Chinese medicines; and our ability to receive continued preferential tax treatment for the sale of yew trees and potted yew trees. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K. Yew Bio does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as required under applicable law.

(financial tables follow)

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YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$230,678	$1,159,611
Accounts receivable	1,325,680	418,875
Accounts receivable - related party	138,039	377,821
Inventories	878,863	1,089,087
Prepaid expenses – related party	19,786	34,031
Prepaid expenses and other assets	23,113	2,697

Total Current Assets	2,616,159	3,082,122

LONG-TERM ASSETS:
Inventories, net of current portion	10,018,965	10,245,146
Property and equipment, net	931,651	1,033,078
Land use rights and yew forest assets, net	20,548,091	20,953,562

Total Long-term Assets	31,498,707	32,231,786

Total Assets	$34,114,866	$35,313,908

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$42,304	$-
Accrued expenses and other payables	134,959	136,713
Taxes payable	6,309	10,232
Due to related parties	1,044,742	4,850,637

Total Current Liabilities	1,228,314	4,997,582

Total Liabilities	1,228,314	4,997,582

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common Stock ($0.001 par value; 140,000,000 shares authorized; 50,000,000 and 50,000,000 issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	50,000	50,000
Additional paid-in capital	8,058,165	8,058,165
Retained earnings	19,165,764	16,664,138
Statutory reserves	2,888,204	2,597,118
Accumulated other comprehensive income - foreign currency translation adjustment	2,724,419	2,946,905

Total Shareholders' Equity	32,886,552	30,316,326

Total Liabilities and Shareholders' Equity	$34,114,866	$35,313,908

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YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Revenues	$1,780,535	$1,143,880	$3,394,253	$2,584,871
Revenues - related party	283,032	962,486	737,291	1,320,435

Total Revenues	2,063,567	2,106,366	4,131,544	3,905,306

COST OF REVENUES:
Cost of revenues	354,456	206,310	769,072	701,969
Cost of revenues - related party	70,479	299,212	183,597	382,222

Total Cost of Revenues	424,935	505,522	952,669	1,084,191

GROSS PROFIT	1,638,632	1,600,844	3,178,875	2,821,115

OPERATING EXPENSES:
Selling	661	6,079	2,421	11,693
General and administrative	220,361	271,908	385,997	543,869

Total Operating Expenses	221,022	277,987	388,418	555,562

INCOME FROM OPERATIONS	1,417,610	1,322,857	2,790,457	2,265,553

OTHER INCOME (EXPENSES):
Interest income	55	42	291	84
Other income (expense)	(194)	(200)	1,964	(617)

Total Other Income (Expenses)	(139)	(158)	2,255	(533)

NET INCOME	$1,417,471	$1,322,699	$2,792,712	$2,265,020

COMPREHENSIVE INCOME:
NET INCOME	$1,417,471	$1,322,699	$2,792,712	$2,265,020
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	35,482	442,871	(222,486)	597,523

COMPREHENSIVE INCOME	$1,452,953	$1,765,570	$2,570,226	$2,862,543

NET INCOME PER COMMON SHARE:
Basic	$0.03	$0.03	$0.06	$0.05
Diluted	$0.03	$0.03	$0.04	$0.05
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	50,000,000	50,000,000	50,000,000	50,000,000
Diluted	50,000,000	50,000,000	64,872,148	50,000,000

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YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,792,712	$2,265,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	91,862	102,954
Amortization of land use rights and yew forest assets	255,678	178,817
Loss (gain) on disposal of fixed assets	(2,142)	420
Changes in operating assets and liabilities:
Accounts receivable	(911,790)	(1,019,696)
Accounts receivable - related party	237,626	(1,184,390)
Prepaid expenses and other current assets	(20,473)	(24,082)
Due from related party	14,034	13,801
Inventories	358,413	(186,105)
Accounts payable	42,398	2,957
Accrued expenses and other payables	(1,100)	(14,358)
Taxes payable	(3,865)	(2,824)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,853,353	132,514

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	5,000	-
Purchase of property and equipment	-	(3,084)
Loan to related party	-	2,448
Payments for land use rights and yew forest assets	(3,755,629)	(493,878)

NET CASH USED IN INVESTING ACTIVITIES	(3,750,629)	(494,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party advances	1,221	-
Repayments for related parties advances	(25,674)	-

NET CASH USED IN FINANCING ACTIVITIES	(24,453)	-

EFFECT OF EXCHANGE RATE ON CASH	(7,204)	5,200

NET INCREASE (DECREASE) IN CASH	(928,933)	(356,800)

CASH - beginning of period	1,159,611	386,821

CASH - end of period	$230,678	$30,021

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities
Reclassification of yew forest assets to inventories	$1,658	$-